EXHIBIT 99.1


                             Triarc Companies, Inc.
                                 280 Park Avenue
                               New York, NY 10017

                                                          For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

            TRIARC REPORTS SECOND QUARTER AND FIRST HALF 2007 RESULTS

New York, NY, August 10, 2007 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its second fiscal quarter and first fiscal half ended July 1, 2007.

                             Consolidated Highlights

o Consolidated revenues increased to $316.8 million in the 2007 second quarter ($618.9 million in the 2007 first half) from $307.6 million in the 2006 second quarter ($599.6 million in the 2006 first half), primarily reflecting the net opening of additional Arby's(R) restaurants with generally higher average unit volumes, as well as slightly higher restaurant royalties.

o Consolidated revenues were also positively impacted by increases in the asset management and related fees of Deerfield & Company LLC ("Deerfield"). Deerfield's revenues increased to $16.8 million in the 2007 second quarter ($32.7 million in the 2007 first half) from $15.8 million in the 2006 second quarter ($30.6 million in the 2006 first half). This increase principally reflects asset management fees from increased assets under management in the 2007 periods.

o Consolidated operating loss was $(68.5) million in the 2007 second quarter ($(60.0) million in the 2007 first half), compared with operating profit of $13.4 million in the 2006 second quarter ($13.1 million in the 2006 first half). These changes primarily reflect the effects of an increase in facilities relocation and corporate restructuring charges, as discussed below, of $78.2 million for the 2007 second quarter ($77.8 million for the 2007 first half).

o Consolidated earnings (loss) before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit (loss) plus depreciation and amortization, other than amortization of deferred financing costs) decreased to $(50.1) million in the 2007 second quarter ($(25.6) million in the 2007 first half), compared with $28.1 million in the 2006 second quarter ($41.2 million in the 2006 first half) primarily reflecting the effect of the facilities relocation and corporate restructuring charges noted above. The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income (loss).

o Consolidated net income (loss) decreased to $(28.0) million, or $(0.30) per diluted Class A and Class B, Series 1, share in the 2007 second quarter (net loss of $(21.0) million in the 2007 first half or $(0.23) per diluted Class A and Class B, Series 1, share), compared with net income of $3.2 million, or $0.04 per diluted Class A and Class B, Series 1, share in the 2006 second quarter (net loss of $(9.5) million, or $(0.11) per diluted Class A and Class B, Series 1, share in the 2006 first half). These changes principally reflect the after-tax effect of the increases in facilities relocation and corporate restructuring charges, partially offset by $12.8 million from the recognition of a previously unrecognized deferred tax benefit as discussed below, $5.4 million of after-tax gains realized on several cost method investments that had been held in deferred compensation trusts and, with respect to the 2007 first half, $8.6 million from the after-tax loss on early extinguishments of debt in the 2006 first half that did not recur in the 2007 first half and $8.0 million from the after-tax gain on sale of one of our available-for-sale investments in the 2007 first quarter.

o Consolidated depreciation and amortization was $18.4 million in the 2007 second quarter ($34.4 million in the 2007 first half) versus $14.7 million in the 2006 second quarter ($28.1 million in the 2006 first half). These increases principally reflect the additional depreciation and amortization related to 41 net restaurants added since July 2, 2006, as well as impairment charges related to asset management contracts for two collateralized debt obligations ("CDOs").

o Facilities relocation and corporate restructuring charges were $79.0 million in the 2007 second quarter ($79.4 million in the 2007 first half) compared with $0.8 million in the 2006 second quarter ($1.6 million in the 2006 first half). The charges in the 2007 periods principally reflect costs related to negotiated contractual settlements with our Chairman and then Chief Executive Officer, our Vice Chairman and then President and Chief Operating Officer (the "Executives") evidencing the termination of their employment agreements and providing for their resignation as executive officers as of June 29, 2007, as well as payments due to another former senior executive, in connection with the transfer of substantially all of our senior executive responsibilities to the Arby's Restaurant Group management team in Atlanta, Georgia and in light of our pending Deerfield sale as discussed below.

o Consolidated interest expense was $15.3 million in the 2007 second quarter ($30.7 million in the 2007 first half), compared with $38.2 million in the 2006 second quarter ($65.6 million in the 2006 first half). These decreases principally reflect the effective redemption, as of September 29, 2006, of our investment in the Deerfield Opportunities Fund (the "Opportunities Fund"), a multi-strategy hedge fund managed by Deerfield that we had consolidated and which employed leverage in its investment strategies.

o Loss on the early extinguishments of debt of $0.9 million in the 2006 second quarter ($13.5 million in the 2006 first half) related to a prepayment of $45.0 million principal amount of our term loans in the 2006 second quarter and, for the first six months of 2006, the effective conversion of $167.4 million principal amount of our 5% Convertible Notes due 2023. The loss for the 2006 second quarter reflected the write-off of deferred financing costs and for the 2006 first half reflected negotiated inducement premiums aggregating $8.7 million and the write-off of $4.8 million of deferred financing costs.

o Consolidated net investment income decreased to $17.6 million in the 2007 second quarter ($40.8 million in the 2007 first half), compared with $30.8 million in the 2006 second quarter ($51.7 million in the 2006 first half). These decreases reflect lower interest income as a result of the effective redemption of the Opportunities Fund as of September 29, 2006, partially offset by increases in our recognized net gains. The increases in recognized net gains reflect $8.4 million of gains realized on several cost method investments as noted above and, with respect to the 2007 first half, a $12.8 million gain on sale of one of our available-for-sale investments in the 2007 first quarter.

o Results for the 2007 periods include gains of $2.6 million, compared with a gain of $2.3 million in the 2006 first half, relating to sales of common stock of Encore Capital Group, Inc. (NASDAQ: ECPG), which had been an equity investment of ours. As a result of the aggregate sales, we now own less than 1% of Encore.

o The benefits from income taxes in the 2007 periods reflect $12.8 million from the recognition of a previously unrecognized contingent tax benefit in connection with the settlement of certain obligations to the Executives relating to deferred compensation trusts during the 2007 second quarter, for which the related expense was principally recognized in prior years for financial statement purposes.

                        Restaurant Operations Highlights

o Systemwide same-store sales were essentially unchanged in the 2007 periods versus an increase of 2% in the 2006 second quarter (3% in the 2006 first half), as increases in the same-store sales of franchised restaurants were offset by decreases in same-store sales of company-owned restaurants.

o We currently expect systemwide same-store sales to be positive for the 2007 fiscal year, driven by the anticipated performance of various initiatives, such as (1) a major new product introduction with accompanying increased advertising support, including couponing, (2) the effect of selective price increases implemented in November 2006 and anticipated additional selective price increases, including price adjustments under our value program and (3) the use of limited time menu items. In addition to the anticipated positive effect of same-store sales growth, revenues should also be positively impacted by increases in company-owned and franchised restaurants. We presently plan to open approximately 25 new company-owned restaurants during the remainder of 2007.

o Net sales from the company-owned Arby's restaurants were $278.6 million in the 2007 second quarter ($545.1 million in the 2007 first half), compared with $270.6 million in the 2006 second quarter ($529.4 million in the 2006 first half). The 2007 increases reflect the addition of 41 net company-owned restaurants since July 2, 2006. Same-store sales for company-owned restaurants decreased 2% in the 2007 periods. The decrease in the 2007 periods primarily reflects a continuing deterioration of economic conditions in the Michigan and Ohio regions where we have a disproportionate number of company-owned stores, advertising and promotions that were not as effective in the 2007 periods as those in the 2006 periods, the effect of price discounting under a value program and, with respect to the 2007 first half, poor weather conditions in the northern and central regions of the United States in the 2007 first quarter.

o Royalties and franchise and related fees increased to $21.4 million in the 2007 second quarter ($41.1 million in the 2007 first half), compared with $21.2 million in the 2006 second quarter ($39.6 million in the 2006 first half), due primarily to 86 openings of franchised restaurants since July 2, 2006, with generally higher than average sales volumes, and the 8 restaurants that we sold to franchisees since July 2, 2006 replacing the royalties from 31 generally underperforming franchised restaurants closed and the elimination of royalties from the 9 restaurants we acquired from franchisees since July 2, 2006. The increase for the 2007 second quarter also reflected a 1% increase in same-store sales of the franchised restaurants (relatively flat in the 2007 first half). The increase reflects the full period effect of local marketing initiatives implemented by our franchisees principally during the 2006 second quarter, including more effective local television advertising and increased couponing, similar to those we were already using for company-owned restaurants throughout the 2006 second quarter and the effect of the selective price increases that were implemented in November 2006, partially offset by the effect of poor weather conditions which decreased customer traffic in the Missouri, Texas and Oklahoma regions where we have a large number of franchised restaurants.

o The gross margin (difference between net sales and cost of sales divided by net sales) for our company-owned restaurants decreased to 26% of sales in the 2007 second quarter (27% in the 2007 first half) from 28% in the 2006 second quarter (27% in the 2006 first half). The 2% decrease in our overall gross margin for the 2007 second quarter reflects the effects of
      (1) the price discounting associated with the value program noted above and (2) increases in our cost of beef. These negative factors were partially offset by the effects of (1) our continuing implementation of the more effective operational procedures of the Arby's restaurants we acquired from RTM Restaurant Group in July 2005 at the restaurants we owned prior to the RTM Acquisition and (2) the effect of the selective price increases that were implemented in November 2006. For the 2007 first half, the positive factors noted above, along with decreased beverage costs were fully offset by the negative factors noted above.

o Our restaurant business operating profit decreased to $24.1 million in the 2007 second quarter ($46.8 million in the 2007 first half) versus $27.0 million in the 2006 second quarter ($46.2 million in the 2006 first half). The decrease for the 2007 second quarter reflects lower gross profit (sales less cost of sales), higher depreciation and amortization and higher advertising and promotions, all partially offset by lower general and administrative expenses. For the 2007 first half, the slight increase reflected higher gross profit and lower advertising and promotions, substantially offset by higher depreciation and amortization.

o Depreciation and amortization for our restaurant operations was $14.9 million in the 2007 second quarter ($28.5 million in the 2007 first half) versus $12.2 million in the 2006 second quarter ($23.0 million in the 2006 first half). These increases principally reflect the additional depreciation and amortization related to 41 net restaurants added since July 2, 2006, as well as charges related to disposal of properties and an underperforming restaurant.

o Restaurant business EBITDA was $38.9 million in the 2007 second quarter ($75.3 million in the 2007 first half), compared with $39.2 million in the 2006 second quarter ($69.2 million in the 2006 first half) primarily reflecting the factors discussed above. Restaurant business EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o In the 2007 second quarter, the Arby's system opened 28 new units (60 in the 2007 first half) and closed 13 (24 in the 2007 first half) generally underperforming units. We plan to open approximately 25 new company-owned units during the remainder of 2007. As of July 1, 2007, Arby's had commitments from franchisees to build 354 new units through 2013.

                           Asset Management Highlights

o Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest. For the 2007 second quarter, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA, after the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and, for the 2007 second quarter, compensation expense related to equity interests granted in November 2005 in our asset management segment holding company and before the effect of minority interests, were $16.8 million, $0.9 million, $2.5 million and $3.4 million, respectively. For the 2006 second quarter, those amounts were $15.8 million, $1.7 million, $1.4 million and $3.1 million, respectively. For the 2007 first half, those amounts were $32.7 million, $2.6 million, $3.7 million and $6.3 million, respectively, compared to $30.6 million, $2.3 million, $2.9 million and $5.2 million, respectively, in the first half of 2006. The increases in operating profit and EBITDA for the first half of 2007 versus the prior year period reflected increases in management fees, structuring and other related fees associated with new CDOs and existing CDOs and Funds, partially offset by the effect of lower incentive fees. Deerfield's EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

o Excluding the effects of purchase accounting associated with the Deerfield acquisition in July 2004 and, for the 2007 second quarter, compensation expense related to the equity interests noted above, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $16.8 million, $3.7 million, $0.6 million and $4.3 million, respectively. For the 2006 second quarter, those amounts were $15.8 million, $3.2 million, $0.4 million and $3.7 million, respectively. For the 2007 first half, those amounts were $32.7 million, $6.6 million, $1.1 million and $7.7 million, respectively, compared to $30.6 million, $5.8 million, $0.9 million and $6.7 million, respectively in the first half of 2006. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our subsidiary Triarc Deerfield Holdings, LLC, which is the majority owner of Deerfield.

o As of August 1, 2007, Deerfield had approximately $14.8 billion of assets under management ("AUM"). Deerfield's AUM at August 1, 2007 consisted of approximately $12.9 billion in 30 CDOs and a structured loan fund, approximately $838 million in four hedge funds, approximately $762 million in a real estate investment trust and approximately $345 million in several managed accounts.

o Deerfield Triarc Capital Corp. ("Deerfield Triarc," NYSE: DFR), the publicly traded real estate investment trust managed by Deerfield that invests in real estate-related securities and various other asset classes, had $762.0 million in assets under management as of August 1, 2007. Triarc and its subsidiaries beneficially own approximately 2.8% of Deerfield Triarc's common stock (including approximately 2% that is held in deferred compensation trusts that will be distributed in December 2007 to the Executives). We expect to own approximately 15% of Deerfield Triarc (including the shares held in the deferred compensation trusts and the shares to be held in escrow to satisfy any post-closing indemnification or payment obligations) after the sale of Deerfield, which is discussed below.

o Although market conditions for asset securitizations are currently difficult, Deerfield and Deerfield Triarc launched DFR Middle Market CLO Ltd., a $300 million middle market collateralized loan obligation ("CLO") transaction on July 17, 2007. Additionally, Deerfield launched Bryn Mawr CLO II, Ltd., a $465 million (fully ramped) bank loan CLO on July 31, 2007 and on August 2, 2007 Deerfield also launched its second Euro CLO, Gillespie CLO PLC, a 300 EUR (approximately $410 million) CLO. The assets in Gillespie CLO PLC are not included in the August 1, 2007 AUM reported above.

                         Corporate Restructuring Update

     Triarc also said today that it expects to complete the previously announced sale of its controlling interest in its asset management business (Deerfield) to Deerfield Triarc in the third quarter of 2007.

     Gregory Sachs, the Chairman of Deerfield and formerly a director of Triarc, and certain of his affiliates, have exercised their right under Deerfield's operating agreement to put their approximately 26% capital interest and 25% profits interest in Deerfield to Triarc. In consideration for their interest, Triarc will pay to Mr. Sachs and his affiliates a purchase price, in cash, pursuant to a formula that is based on a total equity value of Deerfield (negotiated by the parties for this purpose only), of approximately $285 million, subject to reduction under certain circumstances. The closing of that transaction will occur concurrently with the sale of Deerfield and Triarc will sell the interest that it acquires from Mr. Sachs and his affiliates to DFR in accordance with the terms of the Deerfield purchase and sale agreement.

     Alternatives for the DFR shares to be received by Triarc are under review and could include a special dividend or distribution to Triarc's shareholders. The shares could also be sold or hypothecated by Triarc and the cash proceeds used for potential acquisitions by Triarc of other restaurant companies.

     Following completion of the sale of Deerfield, Triarc's sole operating business will be its Arby's restaurant business. As a result, Triarc will be a "pure play" publicly traded restaurant company. Triarc expects to change its name to reflect its new identity as a publicly traded restaurant company. Triarc is also considering financing opportunities to further its goal of significantly increasing value through the acquisition of other restaurant companies.

     As previously announced, to facilitate its transition to a "pure play" restaurant company and to reduce corporate costs, Triarc is in the process of consolidating its corporate operations and headquarters in Atlanta, Georgia with its Arby's operations, and transferring senior executive responsibilities from its New York City offices to the Arby's Restaurant Group ("ARG") executive team in Atlanta.

     Commenting on recent developments, Nelson Peltz, Triarc's non-executive Chairman, said: "With the sale of Deerfield nearly complete, Triarc will become a "pure play" restaurant company, with Roland Smith as its Chief Executive Officer. Today, Arby's is well positioned for continued growth - both organically and through acquisitions - with its strong cash flow generation, best-in-class restaurant operations, excellent brand concept and highly supportive franchisee network. As Triarc finalizes its corporate restructuring over the next several months, we believe that Arby's potential will become apparent."

     Peter W. May, Triarc's non-executive Vice Chairman, added: "Going forward, along with Triarc's other directors, Nelson Peltz, Ed Garden and I look forward to providing Roland with strategic guidance and helping him as he navigates the many opportunities ahead."

     Roland C. Smith, Triarc's Chief Executive Officer, added: "This is an exciting time at Triarc. We have a strong team in place to capitalize on continued growth opportunities. We are looking forward to operating as a standalone restaurant company and continuing to build increased value for our shareholders."

     Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield & Company LLC (Deerfield), an asset management firm. The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of July 1, 2007, 1,081 were owned and operated by our subsidiaries. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.8 billion under management as of August 1, 2007.

                                      # # #

                            Notes and Table To Follow

                             NOTES TO PRESS RELEASE

1. In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income (loss).

2. In addition to the results provided in accordance with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our asset management segment holding company. We believe these non-GAAP financial measures enhance management's ability to compare Deerfield's historical and future operating results and to compare Deerfield's operating results on a stand-alone basis to those of its competitors. We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

4. References in this press release to "company-owned" restaurants include owned and leased restaurants as well as one restaurant managed pursuant to a management agreement.

5. We define gross margin as the difference between net sales and cost of sales divided by net sales.

6. There can be no assurance that we will open 25 new company-owned units during the remainder of 2007 or that our franchisees will honor their commitments to build 354 new restaurants through 2013.

7. There can be no assurance that the sale of Deerfield will be completed, nor can there be any assurance that if the sale is completed that
       Deerfield will be successfully integrated with Deerfield Triarc's existing operations. The sale of Deerfield is subject to customary closing conditions, including, without limitation, the receipt by Deerfield Triarc of financing for the cash portion of the purchase price and related transaction costs, [a registration statement for the Deerfield Triarc shares to be received by Triarc being declared effective by the Securities and Exchange Commission] and other conditions set forth in the definitive agreement. [On August 9, 2007, the transaction was approved by Deerfield Triarc's stockholders representing (1) a majority of the votes cast at the meeting to approve the transaction and (2) a majority of the votes cast by stockholders not affiliated with
       Deerfield.] When the transaction closes, Deerfield Triarc will discontinue the use of "Triarc" in its name.

8. There can be no assurance that our corporate restructuring will be completed or the terms or timing of such completed restructuring. There can be no assurance that Triarc's New York-based corporate operations and headquarters will be successfully integrated with ARG's existing Atlanta-based operations. In addition, there can be no assurance that any acquisitions of other restaurant companies will occur or that if any such acquisition occurs it will be successfully integrated with the Company's existing restaurant operations.

9. Certain statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements contained in this press release are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements contained herein. Such factors, all of which are difficult or impossible to predict accurately and many of which are beyond our control, include, but are not limited to, the following:

o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

o consumers' perceptions of the relative quality, variety, affordability and value of the food products we offer;

o      success of operating initiatives;

o      development costs, including real estate and construction costs;

o      advertising and promotional efforts by us and our competitors;

o      consumer awareness of the Arby's brand;

o      the existence or absence of positive or adverse publicity;

o new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

o changes in spending patterns and demographic trends, such as the extent to which consumers eat meals away from home;

o      adverse  economic  conditions,  including  high  unemployment  rates,  in
       geographic   regions  that  contain  a  high   concentration   of  Arby's
       restaurants;

o      the business and financial viability of key franchisees;

o      the timely payment of franchisee obligations due to us;

o availability, location and terms of sites for restaurant development by us and our franchisees;

o the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

o      delays in opening new restaurants or completing remodels;

o      the timing and impact of acquisitions and dispositions of restaurants;

o      our ability to successfully integrate acquired restaurant operations;

o      anticipated  or   unanticipated   restaurant   closures  by  us  and  our
       franchisees;

o our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants successfully;

o      changes in business strategy or development plans, and the willingness of
       our   franchisees   to   participate  in  our  strategies  and  operating
       initiatives;

o business abilities and judgment of our and our franchisees' management and other personnel;

o      availability  of  qualified   restaurant  personnel  to  us  and  to  our
       franchisees, and our and our franchisees' ability to retain such personnel;

o our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

o changes in commodity (including beef and chicken), labor, supply, distribution and other operating costs;

o      availability and cost of insurance;

o      adverse weather conditions;

o significant reductions in our client assets under management (which would reduce our advisory fee revenue), due to such factors as weak performance of our investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that we trade, loss of key portfolio management or other personnel (or lack of availability of additional key personnel if needed for expansion), reduced investor demand for the types of investment products we offer, and loss of investor confidence due to adverse publicity, and non-renewal or early termination of investment management agreements;

o increased competition from other asset managers offering products similar to those we offer;

o pricing pressure on the advisory fees that we can charge for our investment advisory services;

o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity, inability to hire the necessary additional personnel or lack of potentially profitable trading opportunities;

o our removal as investment manager of the real estate investment trust or one or more of the collateral debt obligation vehicles (CDOs) or other accounts we manage, or the reduction in our CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

o availability, terms (including changes in interest rates) and deployment of capital;

o changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

o the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities and;

o other risks and uncertainties affecting us and our subsidiaries referred to in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the "Form 10-K") (see especially "Item 1A. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in our other current and periodic filings with the Securities and Exchange Commission.

10. The statements in this press release concerning Deerfield Triarc Capital Corp. ("DFR") that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of DFR and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements related to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements relating to DFR are based on DFR's current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. DFR's actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect DFR's future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include higher than expected prepayment rates on the mortgages underlying DFR's mortgage securities holdings; DFR's inability to obtain favorable interest rates or margin terms on the financing that DFR may need to leverage its mortgage securities and other positions; increased rates of default on DFR's loan portfolio (which risk rises as the portfolio seasons), and decreased recovery rates on defaulted loans; flattening or inversion of the yield curve (short term rates increasing at greater rate than longer term rates), reducing DFR's net interest income on its financed mortgage securities positions; DFR's inability adequately to hedge DFR's holdings sensitive to changes in interest rates; narrowing of credit spreads, thus decreasing DFR's net interest income on future credit investments (such as bank loans); changes in REIT qualification requirements, making it difficult for DFR to conduct its investment strategy; lack of availability of qualifying real estate-related investments; disruption in the services DFR receives from its Manager, such as a loss of key portfolio management personnel; DFR's inability to continue to issue collateralized debt obligation vehicles (which can provide DFR with attractive financing for its debt securities investments); adverse changes in accounting principles, tax law, or legal/regulatory requirements; competition with other REITs for investments with limited supply; changes in the general economy or the debt markets in which DFR invests; the recent dislocations in the sub-prime mortgage sector and weakness in the broader mortgage market, and their potential effect on our ability to obtain financing, DFR's financial costs, the marketability and value of DFR's portfolio securities, DFR's book value, DFR's compliance with REIT qualification requirements, and other aspects of DFR's business; the various risks relating to the Deerfield transaction, including the dilution of DFR common stock, the indebtedness DFR will incur to complete the transaction, the ongoing risks of Deerfield's business (such as a decline in advisory fee revenue due to weak investment performance or withdrawal of client assets under management) and Deerfield's revenue being subject to income tax; and other risks and uncertainties disclosed from time to time in DFR's filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond DFR's control.

11. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.


                     Triarc Companies, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
        Second Quarter and Six Months Ended July 2, 2006 and July 1, 2007

                                                            Second Quarter Ended                  Six  Months Ended
                                                          2006               2007                 2006             2007
                                                          ----               ----                 ----             ----
                                                                        (In thousands except per share amounts)
                                                                                     (Unaudited)

Revenues:
  Net sales............................................$ 270,555         $ 278,572             $ 529,397       $ 545,070
  Royalties and franchise and related fees.............   21,234            21,408                39,622          41,078
  Asset management and related fees....................   15,828            16,841                30,624          32,719
                                                       ---------         ---------             ---------       ---------
                                                         307,617           316,821               599,643         618,867
                                                       ---------         ---------             ---------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and
    amortization.......................................  194,017           204,887               386,401         399,859
  Cost of services, excluding depreciation and
    amortization.......................................    5,910             6,308                11,430          13,198
  Advertising and promotions...........................   19,842            20,658                39,910          38,387
  General and administrative, excluding depreciation
    and amortization...................................   58,345            55,975               118,495         113,558
  Depreciation and amortization, excluding
    amortization of deferred financing costs...........   14,703            18,404                28,064          34,389
  Facilities relocation and corporate restructuring....      775            79,044                 1,578          79,447
  Loss on settlement of unfavorable franchise rights...      658                --                   658              --
                                                       ---------         ---------             ---------       ---------
                                                         294,250           385,276               586,536         678,838
                                                       ---------         ---------             ---------       ---------
      Operating profit (loss)..........................   13,367           (68,455)               13,107         (59,971)
Interest expense.......................................  (38,246)          (15,286)              (65,622)        (30,675)
Loss on early extinguishment of debt...................     (933)               --               (13,477)             --
Investment income, net.................................   30,796            17,625                51,746          40,773
Gain on sale of unconsolidated business................       --             2,561                 2,256           2,558
Other income, net......................................    3,699               597                 5,436           2,207
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations before
        income taxes and minority interests ...........    8,683           (62,958)               (6,554)        (45,108)
(Provision for) benefit from income taxes..............   (2,705)           36,002                 2,932          28,559
Minority interests in income of consolidated
     subsidiaries......................................   (2,608)           (1,067)               (5,698)         (4,264)
                                                       ----------        ----------            ---------        --------
      Income (loss) from continuing operations.........    3,370           (28,023)               (9,320)        (20,813)
Loss from discontinued operations......................     (139)               --                  (215)           (149)
                                                       ---------         ---------             ---------       ---------
        Net income (loss)..............................$   3,231         $ (28,023)            $  (9,535)      $ (20,962)
                                                       =========         =========             =========       =========

EBITDA (a).............................................$  28,070         $ (50,051)            $  41,171       $ (25,582)
                                                       =========         =========             =========       =========

Basic and diluted income (loss) from continuing
  operations and net income (loss)
  per share of Class A common stock
  and Class B common stock.............................$     .04         $   (.30)             $   (.11)       $    (.23)
                                                       =========         ========              ========        =========

Shares used to calculate income (loss) per share:
  Class A common stock
    Basic..............................................   27,622            28,821                26,795          28,790
                                                       =========         =========             =========       =========
    Diluted............................................   28,583            28,821 (b)            26,795 (b)      28,790 (b)
                                                       =========         =========             =========       =========
  Class B common stock
    Basic..............................................   59,939            63,490                58,141          63,389
                                                       =========         =========             =========       =========
    Diluted............................................   62,816            63,490 (b)            58,141 (b)      63,389 (b)
                                                       =========         =========             =========       =========



 (a) The calculation of EBITDA by segment and a reconciliation of consolidated
EBIDTA to net income (loss) follow:

                                                                Second Quarter Ended                  Six Months Ended
                                                                --------------------                  ----------------
                                                                 2006             2007                2006          2007
                                                                 ----             ----                ----          ----
                                                                                      (In thousands)

Operating profit (loss):
   Restaurants................................................$  27,007       $  24,061          $   46,161       $ 46,828
   Asset management ..........................................    1,648             934               2,273          2,615
   General corporate..........................................  (15,288)        (93,450)            (35,327)      (109,414)
                                                              ---------       ---------          ----------       --------
    Consolidated operating profit (loss)......................   13,367         (68,455)             13,107        (59,971)
                                                              ---------       ---------          ----------       --------
Plus: depreciation and amortization, excluding amortization
   of deferred financing costs:
   Restaurants................................................   12,203          14,850              22,996         28,485
   Asset management...........................................    1,448           2,463               2,931          3,714
   General corporate..........................................    1,052           1,091               2,137          2,190
                                                              ---------       ---------          ----------       --------
    Consolidated depreciation and amortization, excluding
      amortization of deferred financing costs................   14,703          18,404              28,064         34,389
                                                              ---------       ---------          ----------       --------
EBITDA:
   Restaurants................................................   39,210          38,911              69,157         75,313
   Asset management...........................................    3,096           3,397               5,204          6,329
   General corporate..........................................  (14,236)        (92,359)            (33,190)      (107,224)
                                                              ---------       ---------          ----------       --------
    Consolidated EBITDA.......................................   28,070         (50,051)             41,171        (25,582)
Depreciation and amortization, excluding amortization
   of deferred financing costs................................  (14,703)        (18,404)            (28,064)       (34,389)
Interest expense..............................................  (38,246)        (15,286)            (65,622)       (30,675)
Loss on early extinguishment of debt..........................     (933)             --             (13,477)            --
Investment income, net........................................   30,796          17,625              51,746         40,773
Gain on sale of unconsolidated business.......................       --           2,561               2,256          2,558
Other income, net.............................................    3,699             597               5,436          2,207
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations before income
      taxes and minority interests............................    8,683         (62,958)             (6,554)       (45,108)
(Provision for) benefit from income taxes.....................   (2,705)         36,002               2,932         28,559
Minority interests in income of consolidated subsidiaries.....   (2,608)         (1,067)             (5,698)        (4,264)
                                                              ---------       ---------          ----------       --------
    Income (loss) from continuing operations..................    3,370         (28,023)             (9,320)       (20,813)
Loss from discontinued operations.............................     (139)             --                (215)          (149)
                                                              ---------       ---------          ----------       --------
    Net income (loss).........................................$   3,231       $ (28,023)         $   (9,535)      $(20,962)
                                                              =========       =========          ==========       ========

(b) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the second quarter and six months ended July 1, 2007 and the six months ended July 2, 2006 since there was a loss from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive.

(c) The reconciliation of certain operating measures of Deerfield before purchase accounting and compensation expense related to equity interests granted in asset management segment holding company adjustments to those measures after such adjustments for the 2007 second quarter and first six months, and 2006 second quarter and first six months ended follows:



                                                                                       Depreciation and
                                                                                         Amortization,
                                                                                           Excluding
                                                            Asset                        Amortization
                                                         Management                       of Deferred
                                                         and Related      Operating         Financing
                                                           Fees(1)        Profit(1)         Costs(1)     EBITDA(1)
                                                          ---------       --------         ----------    ---------
                                                                               (In thousands)

      For the quarter ended July 1, 2007:
       Before adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management
           segment holding company (2) ................... $16,815       $   3,723        $    611      $  4,334
       Expected asset management fees recorded as a
           receivable in purchase accounting..............      26              26              --            26
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,852)          1,852            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --            (963)             --          (963)
                                                           -------       ---------         --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management
           segment holding company........................ $ 16,841       $    934        $  2,463      $  3,397
                                                           ========       =========       ========      ========

      For the six months ended July 1, 2007:
       Before adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management
           segment holding company (2) .....................$32,668       $  6,558        $  1,106      $  7,664
       Expected asset management fees recorded as a
           receivable in purchase accounting..............       51             51              --            51
       Amortization of intangible assets recorded in
           purchase accounting............................       --         (2,608)          2,608            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................       --         (1,386)             --        (1,386)
                                                            -------       ---------       --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management segment
           holding company................................ $ 32,719       $  2,615        $  3,714      $  6,329
                                                           ========       =========       ========      ========



                                                                                      Depreciation and
                                                                                        Amortization,
                                                                                          Excluding
                                                           Asset                         Amortization
                                                         Management                      of Deferred
                                                         and Related     Operating        Financing
                                                           Fees(1)       Profit(1)        Costs(1)       EBITDA(1)
                                                         -----------     --------        ----------      ---------
                                                                            (In thousands)

      For the quarter ended July 2, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management
           segment holding company (2) ................... $15,802       $   3,225        $    426      $   3,651
       Expected asset management fees recorded as a
           receivable in purchase accounting..............      26              26              --            26
       Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,022)          1,022            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --            (581)             --          (581)
                                                           -------       ---------        --------      --------
       After adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management
           segment holding company....................... $ 15,828       $   1,648        $  1,448      $  3,096
                                                          ========       =========        ========      ========

      For the six months ended July 2, 2006:
       Before adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management segment
           holding company (2) ........................... $30,573       $  5,845         $    887      $  6,732
       Expected asset management fees recorded as a
           receivable in purchase accounting..............      51             51              --            51
       Amortization of intangible assets recorded in
           purchase accounting............................      --         (2,044)           2,044            --
       Compensation expense related to equity interests
           granted in asset management segment holding
           company (3)....................................      --         (1,579)             --        (1,579)
                                                            -------       ---------        --------     --------
       After adjustments for purchase accounting and
           compensation expense related to equity
           interests granted in asset management
           segment holding company....................... $ 30,624       $  2,273         $  2,931      $ 5,204
                                                          ========       =========        ========      ========


---------------
      (1)  All amounts are before the effects of minority interests.
      (2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $0.5 million for the 2006 second quarter and $0.9 million for the six months ended July 2, 2006.
      (3) On November 10, 2005, pursuant to an equity arrangement approved by the compensation committee of our board of directors, certain members of Triarc's management subscribed for equity interests in our subsidiary that holds our equity interests in Deerfield, each of which consists of a capital interest portion and a profits interest portion. These interests have the effective result of reducing our 61.5% interest in the profits of Deerfield to as low as 52.3%, depending on the level of Deerfield profits.